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                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Mettler-Toledo International, Inc.:

We consent to the use of our reports included and incorporated by reference herein and to the reference to our firm under the headings 'Summary Financial Information,' 'Selected Historical Financial Information' and 'Independent Auditors' in the prospectus.

KPMG Fides Peat
Zurich, Switzerland
June 4, 1998